Exhibit 99

           The Middleton Doll Company Reports Second Quarter Results

     HARTLAND, Wis.--(BUSINESS WIRE)--Aug. 13, 2007--The Middleton Doll Company (OTCBB: DOLL) today reported results for the second quarter and six months ended June 30, 2007.

     Second Quarter Highlights

     -- The company reported a net loss of $747,930 or $0.20 per diluted share for the second quarter of 2007, compared to a net loss of $330,658 or $0.09 per diluted share for the second quarter of 2006.

     -- The consumer products segment reported a net loss of $647,612 for the second quarter of 2007, compared to a loss of $666,269 for the same period in 2006. Gross profit was 26.1% of consumer products sales in the second quarter of 2007, compared to 31.7% of sales in the second quarter of 2006.

     -- The financial services segment reported net income of $38,838 for the second quarter of 2007, compared to net income of $561,887 for the comparable prior period.

     First Half 2007 Highlights

     -- The company reported a net loss of $1,595,605 or $0.42 per diluted share for the first two quarters of 2007, compared to a net loss of $1,462,241 or $0.39 per diluted share for the same period in 2006.

     -- The consumer products segment reported a loss of $1,391,609 for the first half of 2007, compared to a loss of $1,670,192 for the same period in the prior year. Gross profit was 27.3% of consumer products sales in the first half of 2007, compared to 28.0% of sales for the same period in 2006.

     -- The financial services segment reported net income of $79,166 for the first half of 2007, compared to net income of $660,502 for the first half of 2006.

     Operations Review

     "In the second quarter and early in the third quarter, we took a number of steps to continue repositioning the company for improvement over the longer term. These steps included launching the "Middleton NOW" line of collector-quality contemporary play dolls, selling our headquarters building in Hartland, Wis. and securing a line of credit," said Salvatore L. Bando, president and chief executive officer of The Middleton Doll Company.

     "The new Middleton NOW line has been safety tested for children age three and up. The dolls are priced between our Playbabies collection and the Artist Studio Collection(TM) of limited-edition dolls. They have fresh new looks, trendy clothes and accessories, and reflect the lifestyles of today's girls," said Ken Werner, president of consumer products for The Middleton Doll Company.

     "Our new fall catalog includes 25 NOW dolls and we plan to continue to expand this collection. The Artist Studio Collection has been expanded with 23 new dolls, including a set of twins sculpted by Reva Schick, the well-known artist who has designed many of our dolls through the years. Two new artists, Pat Moulton and Michelle Fagan, have also created new dolls with contemporary looks and style to appeal to today's consumers," added Werner.

     Werner said the company expects that some or all of its Newborn Nursery(R) boutiques located in former Saks Department Store Group locations that were sold to Belk Inc. and The Bon Ton Stores, Inc. may be closed during the third quarter of 2007. These stores contributed approximately $1.31 million to The Middleton Doll Company's consumer product sales in 2006, and $400,000 to consumer products sales in the first half of 2007.

     "Our original agreement with the Saks Department Store Group prohibited placing Newborn Nursery boutiques in competing locations. This agreement is set to expire December 1, 2007. To offset the decline in sales from the highly profitable Newborn Nursery boutiques, we are encouraging dealers to open 'mini-nurseries.' Approximately 35 mini-nurseries have been opened to date, and in addition, the FAO Schwarz store in New York has expanded its nursery. While mini-nursery sales will help to compensate for the loss of the Newborn Nurseries, we expect that overall sales of Newborn Nursery dolls will decrease during the remainder of 2007. At this time, however, we don't have enough visibility to predict the amount of the decline," said Werner.

     "On August 1, 2007, we sold our headquarters building in Hartland, Wis. for $4.2 million. We will remain in the building on a month-to-month lease," said Craig Bald, chief financial officer of The Middleton Doll Company.

     The company's loan portfolio consisted of four non-performing loans and a loan loss reserve established during 2006. "One loan totaling $186,187, which was in foreclosure proceedings, was charged off against the loan loss reserve in the second quarter, leaving three loans remaining in the portfolio," said Bald.

     As previously stated, the proceeds from the sale of the financial services assets were used to pay-off all of the company's existing debt, fund the operations of the consumer products segment and to partially redeem outstanding shares of the company's preferred stock.

     The Middleton Doll Company currently operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. Beginning on January 4, 2006, the financial services segment began selling substantially all of its loans, loan participations and leased real estate properties. The company does not intend to continue in the financial services segment after the remaining financial services segment's assets are sold.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; our ability to provide the necessary cash to meet operating and working capital requirements beyond 2007; and the timing of sales and the selling prices of the remaining assets of the financial services segment.

     The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com


                      The Middleton Doll Company
                             (OTCBB:DOLL)
                             (Unaudited)

                       Three months ended        Six months ended
                     ----------------------- -------------------------
                            June 30,                 June 30,
                     ----------------------- -------------------------
                        2007        2006         2007         2006
                     ----------- ----------- ------------ ------------
STATEMENTS OF
 OPERATIONS BY
 SEGMENT
Consumer Products:
Net sales            $2,248,152  $2,135,072   $4,425,703   $4,714,122
Cost of sales         1,662,125   1,458,638    3,218,830    3,393,394
                     ----------- ----------- ------------ ------------
  Gross profit          586,027     676,434    1,206,873    1,320,728
Other expenses
 (income):
  Operating expenses  1,283,278   1,383,948    2,707,749    3,073,650
  Other expense
   (income)             (49,639)    (41,245)    (109,267)     (82,730)
                     ----------- ----------- ------------ ------------
    Total other
     expenses         1,233,639   1,342,703    2,598,482    2,990,920
Net consumer
 products segment
 loss                 $(647,612)  $(666,269) $(1,391,609) $(1,670,192)
                     =========== =========== ============ ============

Financial Services:
Net rental/interest
 income:
  Interest on loans        $284     $61,345       $1,297     $276,390
  Rental income          47,870     219,976       93,725      528,638
  Interest expense            -     (77,360)           -     (317,240)
  Loss on early
   extinguishment of
   indebtedness               -           -            -     (289,034)
                     ----------- ----------- ------------ ------------
    Total net
     rental/interest
     income              48,154     203,961       95,022      198,754
Other income:
  Other income            6,006      10,590       11,580       19,186
  Gain on sale of
   property                   -     601,342            -    1,060,716
                     ----------- ----------- ------------ ------------
    Total other
     income               6,006     611,932       11,580    1,079,902
Other expenses:
  Depreciation
   expense on leased
   properties             9,820      38,252       19,640       95,710
  Other operating
   expenses               5,502     215,754        7,796      522,444
  Income tax expense          -           -            -            -
                     ----------- ----------- ------------ ------------
    Total other
     expenses            15,322     254,006       27,436      618,154
Net financial
 services segment
 income                 $38,838    $561,887      $79,166     $660,502
                     =========== =========== ============ ============

Total Company:
Net income (loss):
  Consumer Products   $(647,612)  $(666,269) $(1,391,609) $(1,670,192)
  Financial Services     38,838     561,887       79,166      660,502
  Preferred stock
   dividends           (139,156)   (226,276)    (278,312)    (452,551)
  Preferred stock
   redemption
   expense                    -           -       (4,850)           -
                     ----------- ----------- ------------ ------------

    Net loss
     applicable to
     common
     shareholders     $(747,930)  $(330,658) $(1,595,605) $(1,462,241)
                     =========== =========== ============ ============

Loss per common
 share - basic and
 diluted                 $(0.20)     $(0.09)      $(0.42)      $(0.39)

Average shares
 outstanding
 - Basic              3,799,292   3,727,589    3,763,639    3,727,589
Average shares
 outstanding
 - Diluted            3,816,406   3,727,589    3,763,639    3,727,589


     CONTACT: The Middleton Doll Company
              Craig Bald, (262) 369-8163